Exhibit 99.1

THE MARCUS CORPORATION REPORTS FIRST QUARTER RESULTS

Improved results for Marcus Hotels and Resorts drive increased operating income

Milwaukee, Wis., Sept. 16, 2010…. The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 26, 2010. Revenues, operating income and pre-tax earnings increased for the quarter, driven by a significant improvement for Marcus® Hotels and Resorts.

First Quarter Fiscal 2011 Highlights

•	Total revenues for the first quarter of fiscal 2011 were $113,956,000, a 3.5% increase from revenues of $110,153,000 for the first quarter of fiscal 2010.

•	Operating income was $19,424,000 for the first quarter of fiscal 2011, a 2.4% increase from operating income of $18,975,000 for the same period in the prior year.

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Net earnings were $10,020,000, or $0.34 per diluted common share, for the first quarter of fiscal 2011, approximately even with net earnings of $10,218,000, or $0.34 per diluted common share, for the first quarter of fiscal 2010.

“We are pleased with the continuing improvement of Marcus Hotels and Resorts. The division’s solid first quarter helped to compensate for the reduced results of Marcus Theatres®. In fact, our earnings before income taxes increased 4.1% in the first quarter, however a higher effective income tax rate resulted in flat net earnings,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus® Hotels and Resorts

“Marcus Hotels and Resorts reported a 14.1% increase in revenues and a 47.1% increase in operating income for the first quarter of fiscal 2011. Revenue per available room (RevPAR) increased 15.7% for the quarter, due primarily to increased occupancy. Our increase in RevPAR once again significantly outperformed the upper upscale segment of the lodging industry, according to information provided by Smith Travel Research,” said Marcus.

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“Our RevPAR improvement was across the board, with increases at every one of our company-owned properties. Consistent with prior lodging-industry recoveries, growth in occupancy is the first step. Increases in the average daily rate should follow, however the timing is uncertain. Overall, the positive industry trends and momentum of the past two quarters is encouraging,” said Bill Otto, president of Marcus Hotels and Resorts.

Otto noted that recent investments in a number of the division’s existing properties continue to be well received by guests. “Due to our strong financial position, we were able to continue to maintain and enhance our properties during the downturn. We believe this is a competitive advantage for us that will generate a good return on our investment over the long term,” said Otto.

Marcus Theatres®

“Performance this summer at Marcus Theatres has been inconsistent – we had some very good weeks, but we never seemed to gain any traction during the quarter. In the end, fewer strong-performing films, especially during the first few weeks of summer, led to lower revenues and operating income for the division compared to our record revenues from last summer,” said Marcus.

The top revenue-producing films for Marcus Theatres for the first quarter of fiscal 2011 were Toy Story 3 (3D), The Twilight Saga: Eclipse, Inception and Despicable Me (3D).

“September, which is historically a slower month for films, has started similar with last year. Potential hits for the fall season include Wall Street: Money Never Sleeps, The Social Network, Secretariat and Saw (3D). November kicks off the holiday season with a number of highly anticipated films including Megamind (3D), Due Date, Unstoppable, Skyline, Harry Potter and the Deathly Hallows – Part 1 (3D) and Tangled (3D),” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

“As evidenced by this list of movies, the number of 3D films continues to increase. This past spring, we introduced digital 3D at eight of our 70-foot-wide UltraScreens®. The customer response to the dramatic sights and sounds of large-screen digital 3D has been outstanding. As a result, we announced plans to further expand 3D in our circuit with the installation of digital 3D technology at three more of our UltraScreens. We are among the first exhibitors in the U.S. to offer this industry-leading large-screen 3D technology. With the addition of the three new UltraScreen XL3D locations, we will have digital 3D capability in 85% of our UltraScreens and 80% of our first-run theatres,” said Olson.

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Olson noted that on September 15, the company announced an agreement to purchase the College Avenue 16 Cinema in Appleton, Wis., from Regal Entertainment Group. “For many years, Marcus Theatres has been a strong community partner in the Appleton area with our Hollywood Cinema and Funset Boulevard family entertainment center. We are pleased to expand our presence in the Appleton area and look forward to welcoming moviegoers to our newest location,” said Olson.

Summary

“Our balance sheet continues to be very strong, with a debt-to-total-capitalization ratio below 40% at the end of the first quarter. We repurchased more than 360,000 shares of our common stock during the first quarter under an existing Board authorization. As we celebrate our 75th anniversary this year, we are well positioned to explore potential growth opportunities that may arise,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, September 16, 2010, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-614-3946 and entering the passcode 92887214. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, September 23, 2010 by dialing 1-888-286-8010 and entering the passcode 73644698. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 668 screens at 54 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus® Hotels and Resorts, owns or manages 19 hotels, resorts and other properties in ten states. The company is celebrating its 75th anniversary in 2010. For more information, visit the company’s Web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	August 26, 2010	August 27, 2009

Revenues:
Theatre admissions	$41,967	$43,122
Rooms	26,360	22,897
Theatre concessions	19,646	20,803
Food and beverage	13,311	11,475
Other revenues	12,672	11,856

Total revenues	113,956	110,153

Costs and expenses:
Theatre operations	34,662	35,003
Rooms	8,760	8,103
Theatre concessions	4,785	5,230
Food and beverage	9,553	8,700
Advertising and marketing	5,466	5,047
Administrative	10,049	9,677
Depreciation and amortization	8,342	8,088
Rent	2,047	1,968
Property taxes	3,537	2,979
Other operating expenses	7,331	6,383

Total costs and expenses	94,532	91,178

Operating income	19,424	18,975

Other income (expense):
Investment income	52	104
Interest expense	(2,658)	(2,972)
Gain (loss) on disposition of property, equipment and other assets	(1)	7
Equity losses from unconsolidated joint ventures, net	(69)	(31)

	(2,676)	(2,892)

Earnings before income taxes	16,748	16,083
Income taxes	6,728	5,865

Net earnings	$10,020	$10,218

Net earnings per common share - diluted:	$0.34	$0.34

Weighted-average shares outstanding - diluted	29,593	29,868

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) August 26, 2010	(Audited) May 27, 2010

Assets:

Cash and cash equivalents	$9,991	$9,132
Accounts and notes receivable	10,176	9,323
Refundable income taxes	—	6,820
Deferred income taxes	3,108	2,708
Other current assets	10,292	7,310
Property and equipment, net	579,627	585,989
Other assets	83,446	83,129

Total Assets	$696,640	$704,411

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$16,803	$19,206
Income taxes	3,936	—
Taxes other than income taxes	13,167	12,589
Other current liabilities	29,318	29,571
Current maturities of long-term debt	39,613	39,610
Long-term debt	182,779	196,833
Deferred income taxes	38,443	39,180
Deferred compensation and other	31,881	31,626
Shareholders’ equity	340,700	335,796

Total Liabilities and Shareholders’ Equity	$696,640	$704,411

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended August 26, 2010
Revenues	$64,682	$49,067	$207	$113,956
Operating income (loss)	14,546	7,409	(2,531)	19,424
Depreciation and amortization	4,232	3,975	135	8,342

13 Weeks Ended August 27, 2009
Revenues	$66,897	$43,000	$256	$110,153
Operating income (loss)	16,335	5,037	(2,397)	18,975
Depreciation and amortization	4,199	3,743	146	8,088

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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